EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-113328 of Radian Group Inc. on Form S-8 of our report dated June 29, 2007, relating to the Statement of Net Assets Available for Benefits of the Radian Group Inc. Savings Incentive Plan as of December 31, 2006, appearing in this Annual Report on Form 11-K of Radian Group Inc. Savings Incentive Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 26, 2008